UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 26, 2014

VISION-SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-20970	13-3430173
(State or other jurisdiction	(Registration Number)	(IRS Employer
of incorporation)	Identification No.)	Identification No.)

40 Ramland Road South Orangeburg, NY	10962
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (845) 365-0600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2014, Vision-Sciences, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Gary Siegel. Pursuant to the Agreement, Mr. Siegel, age 56, will serve as Vice President of Finance and the Company’s Principal Financial Officer (“PFO”) and Principal Accounting Officer (“PAO”).

Prior to joining the Company, Mr. Siegel was Vice President of Finance at Genta Incorporated. Previous positions during his ten years at Genta included Senior Director, Financial Services and Director, Financial Services. He also served as Genta’s Principal Financial Officer and Principal Accounting Officer and Corporate Secretary. Prior to joining Genta, Mr. Siegel worked for two years at Geller & Company, a private consulting firm, where he led the management reporting for a multi-billion dollar client. He also spent 18 years at Warner-Lambert Company and Pfizer Inc., where he held positions of progressively increasing levels of responsibility including Director, Corporate Finance and Director, Financial Planning & Reporting. Mr. Siegel holds a Master of Business Administration from Carnegie-Mellon University and a Bachelor of Science in accounting from the University of Connecticut.

Under the terms of his Agreement, Mr. Siegel will receive a base salary of $175,000 and will be entitled to the Company's standard package of employee benefits. Mr. Siegel was also granted an option under the Company’s incentive plan, to purchase 100,000 shares of the Company’s common stock, vesting in equal annual installments over four years.

There is no agreement or understanding between Mr. Siegel and any other person pursuant to which Mr. Siegel was appointed as the PFO and PAO. Mr. Siegel is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Vision-Sciences, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISION-SCIENCES, INC.

By:	/s/ Howard I. Zauberman
	Name:	Howard I. Zauberman
	Title:	President and Chief Executive Officer

Date:  June 27, 2014